FOR IMMEDIATE RELEASE

Inergy Completes 50th Retail Propane Acquisition

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Continues Execution of Growth Strategy on Behalf of Unitholders

Kansas City, MO (January 24, 2006) -- Inergy, L.P. (Nasdaq:NRGY) announced today that it has acquired the assets of Propane Gas Service, Inc., headquartered in South Windsor, CT, a suburb of Hartford. This transaction represents Inergy's 50th retail propane acquisition and its 53rd overall acquisition since its founding in 1996. Propane Gas Service delivers retail propane to approximately 10,000 customers in the attractive northeast U.S. market. The assets will be operated under the existing trade name, and the transaction is expected to be immediately accretive to unitholders on a distributable cash flow per unit basis.

"We are extremely pleased with the acquisition of Propane Gas Service. This is a very well-run operation that meets all of our acquisition criteria and is another example of the continued execution of Inergy's growth strategy on behalf of our unitholders," said John Sherman, President and CEO of Inergy. "The business further strengthens our northeast market presence, and we welcome the employees of Propane Gas Service to the Inergy team."

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.'s (Nasdaq:NRGP) assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the acquisition will be immediately accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company's Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy's Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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